Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name			Taseko Mines Limited
Reporting Year	From	2025-01-01	To:	2025-12-31	Date submitted	2026-05-29
Reporting Entity ESTMA Identification Number	E949556		Original Submission Amended Report
Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E056237 Gibraltar Mines Ltd., E364019 Aley Corporation, E450690 Yellowhead Mining Inc., E524868 Curis Holdings (Canada) Ltd., E826838 Cariboo Copper Corp.

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Bryce Hamming				Date	2026-05-29
Position Title	Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2025-01-01	To:	2025-12-31
Reporting Entity Name		Taseko Mines Limited			Currency of the Report	CAD
Reporting Entity ESTMA Identification Number		E949556
Subsidiary Reporting Entities (if necessary)	E056237 Gibraltar Mines Ltd., E364019 Aley Corporation, E450690 Yellowhead Mining Inc., E524868 Curis Holdings (Canada) Ltd., E826838 Cariboo Copper Corp.
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada	Government of British Columbia	-	5,030,000	-	1,270,000	-	-	-	-	6,300,000
Canada	Williams Lake First Nation	-	-	-	140,000	-	-	-	-	140,000
Canada	Tŝilhqot’in Nation	-	-	-	3,000,000	-	-	-		3.000,000
Canada	District of Clearwater	-	60,000	-	-	-	-	-	-	60,000
Canada	Simpcw First Nation	-	-	-	450,000	-	-	-	-	450,000
United States of America	Government of Arizona	-	-	-	140,000	-	-	-	-	140,000
United States of America	Pinal County, Arizona	-	140,000	-	-	-	-	-	-	140,000
Additional Notes:	(1) All payments are reported in Canadian dollars and rounded to the nearest $10,000. Where payments were made in US dollars, the payments were translated into Canadian dollars using the average Bank of Canada exchange rate for the year of 1.3978.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2025-01-01	To:	2025-12-31
Reporting Entity Name		Taseko Mines Limited			Currency of the Report	CAD
Reporting Entity ESTMA Identification Number		E949556
Subsidiary Reporting Entities (if necessary)	E056237 Gibraltar Mines Ltd., E364019 Aley Corporation, E450690 Yellowhead Mining Inc., E524868 Curis Holdings (Canada) Ltd., E826838 Cariboo Copper Corp.
Payments by Payee
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada	Gibraltar Mine	5,030,000	-	1,280,000	-	-	-	-	6,310,000
Canada	Yellowhead Project	60,000	-	510,000	-	-	-	-	570,000
Canada	Aley Project	-	-	70,000	-	-	-	-	70,000
Canada	New Prosperity	-	-	3,000,000	-	-	-	-	3,000,000
United States of America	Florence Copper	140,000	-	140,000	-	-	-	-	280,000
Additional Notes[3]:	(1) All payments are reported in Canadian dollars and rounded to the nearest $10,000. Where payments were made in US dollars, the payments were translated into Canadian dollars using the average Bank of Canada exchange rate for the year of 1.39780.